EXHIBIT 4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our name in the Annual Report on Form 40-F (the “Annual Report”) of Enerplus Resources Fund (the “Registrant”).  We hereby further consent to the inclusion in the Annual Report of the Registrant’s Renewal Annual Information Form dated April 22, 2004 for the year ended December 31, 2003, which document makes reference to our firm and our report entitled "Evaluation of the P&NG Reserves of Enerplus Resources Fund (As of January 1, 2004)", dated March 19, 2004, evaluating the Registrant’s oil, natural gas and natural gas liquids interests effective January 1, 2004.

Calgary, Alberta, Canada	SPROULE ASSOCIATES LIMITED
April 22, 2004
/s/ Ken H. Crowther
Ken H. Crowther, P. Eng.
President